Exhibit 99.25

Champion Safe Company Accelerates Market Growth with Strategic Dealer Expansion in Colorado

New Leadership at Champion Safe, a Division of American Rebel Holdings, Inc. (NASDAQ: AREB), Crystallizes Strategic Vision for Market Share Growth Across Patriotic-Branded Divisions

PROVO, UT, July 17, 2025 (GLOBE NEWSWIRE) — Champion Safe Company (www.championsafe.com), a leading manufacturer of high-security safes and proud subsidiary of American Rebel Holdings, Inc. (NASDAQ: AREB), America’s Patriotic Brand, proudly announces its newest dealer partnership with Seaworth Safe Sales, a trusted and respected retailer serving Colorado’s Front Range for decades.

The move marks a powerful expansion into the Rocky Mountain market, one of the fastest-growing regions for premium safe demand driven by outdoor lifestyles, responsible firearm ownership, and regulated cannabis storage. Seaworth brings deep regional expertise and customer trust, making them an ideal partner for Champion’s next growth chapter.

“The Seaworth partnership is a strong validation of our brand momentum,” said Tom Mihalek, CEO of Champion Safe Company. “A six-figure, two-truckload opening order isn’t just a purchase—it’s a commitment to what Champion now stands for: precision, performance, and market readiness. The Seaworth deal isn’t just another dealer activation—it’s a strategic signal that leading dealers like Seaworth believe in what we’re building. And we’re ready to continue to earn that trust every day.”

Since Mihalek took the reins in early 2024, Champion has focused intensely on product optimization and SKU rationalization, dialing in the safes customers actually want and cutting the noise. Supported by improved internal analytics, enhanced dealer feedback loops, and refined regional data, Champion is now delivering smarter product mixes tailored to each market segment, customer profile and consumer demand—streamlining inventory and improving sell-through rates.

Seaworth is the latest to tap into that momentum, joining a growing roster of respected dealers embracing Champion’s reengineered path forward.

A little over one year into Tom Mihalek’s leadership the disciplined approach is paying off: new dealer activations are rising, existing dealers are increasing their orders, and Champion is regaining ground as a leader in American-made secure storage.

Champion still focuses on quality but American made craftsmanship as All Champion safe models are made from 100% American-made, high-strength steel and equally as important We build all of our own safes. No China-Build imports Lifetime warranty on everything we build.

“We’re proud to have Seaworth Safe Sales on board,” said Jon Minder, Vice President of Sales & Marketing at Champion Safe. “Their decision to partner with us reinforces the value of our recent product enhancements, dealer-first approach, and unwavering commitment to American craftsmanship—qualities today’s customers truly demand.”

Champion Safe Company is well-positioned to grab market share and drive revenue growth, supported by better tools, better information, and better products. As American Rebel Holdings continues its expansion across safes, apparel, and beverages, the mission remains the same: help Americans protect what they value most—with gear they can trust.

Contact: ir@americanrebel.com

About Champion Safe Company

Champion Safe Company has been at the forefront of safe manufacturing for over 25 years, offering a range of high-quality safes designed for ultimate security and fire protection. With a commitment to craftsmanship and innovation, Champion Safes are trusted by homeowners, gun owners, and businesses across the nation. To learn more, visit: championsafe.com

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) designs, manufactures, and markets branded safes, personal protection products, apparel, and patriotic beverages. The Company continues to evolve as a multi-industry lifestyle brand aligned with American values. Learn more at americanrebel.com and americanrebelbeer.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of dealer expansion, actual revenues for fiscal 2025, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.